Exhibit 99.1
May 6, 2008 — FOR IMMEDIATE RELEASE
HARMAN INTERNATIONAL REPORTS THIRD QUARTER RESULTS
Announces Analyst and Investor Call
Contact:
Robert V. Lardon
Vice President, Strategy & Investor Relations
203.328.3517
rlardon@harman.com
WASHINGTON, D.C., May 6, 2008 — Harman International Industries, Incorporated (NYSE: HAR) today announced results for the third quarter ending March 31, 2008. Concurrently, in a separate press release, the company announced several management changes at the executive level. Net sales for the quarter were $1.033 billion, a 17.0 percent increase compared to $883 million for the same period last year. Earnings (loss) per diluted share in the third quarter were ($0.06) compared to $1.07 in the same period last year. Excluding restructuring charges, non-GAAP earnings per diluted share were $0.31 for the quarter.
“Although our third quarter revenue increased an impressive 17 percent over the same period last year, our earnings progress was interrupted in the third quarter by unprecedented charges for warranty issues, one of which materially impacted our bottom line.” said Dinesh Paliwal, Harman Chief Executive Officer. “Due to a supplier discontinuation about two years ago, Harman deployed a new memory chip with existing software during the life cycle of an existing product. Although extensive testing was performed to validate this change, the software/memory chip combination developed an incompatibility over time. In addition, performance in our Consumer Division fell short of expectations due to continued softness in the market — especially in the mobile and multimedia segments. Lastly, as indicated during our second quarter call, we have worked diligently to execute our restructuring efforts and booked $33 million in restructuring charges related to shifting manufacturing and engineering resources to lower-cost locations as part of our global footprint optimization,” Paliwal concluded.

	Three Months Ending March 31,
FY 2008 Third Quarter Key Figures			Increase (Decrease)
$ millions unless otherwise indicated			Including	Excluding
			Currency	Currency
	2008	2007	Changes	Changes[2]
Net sales	1,033	883	17.0%	7.7%
Gross profit	261	305	(14.5%)
Percent of net sales	25.3%	34.6%
Operating income (loss)	(7)	102	(106.5%)	(105.8%)
Percent of net sales	(0.6%)	11.6%
Net income (loss)	(3)	71	(104.7%)	(104.2%)
GAAP diluted earnings (loss) per share ($)	(0.06)	1.07
Non-GAAP diluted earnings per share[1] ($)	0.31	1.07
Shares outstanding — diluted	60	66

[1]	Adjusted for costs associated with the Company’s restructuring program.

[2]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.

Summary of Operations
Net sales continued to grow in the Automotive and Professional Divisions, primarily due to increased shipments of infotainment systems to automotive customers and higher sales of products to the professional audio markets. Consumer net sales were lower across multiple product categories in the US, slightly offset by stronger international mobile sales. Gross profit as a percentage of net sales decreased 9.3 percentage points to 25.3 percent for the quarter. The gross margin decline was primarily from the Automotive Division, which experienced higher than expected warranty costs as discussed above. Consumer gross margin was adversely affected by increased competition and delays in some new product launches.
Selling, general and administrative (SG&A) expenses were $268 million for the quarter, an increase of $65 million from the third quarter of fiscal 2007. SG&A expenses in the quarter include $33 million of restructuring costs intended to increase efficiency in manufacturing, engineering and administrative operations. SG&A was also impacted by higher engineering costs in the Automotive business and foreign currency translation.
Operating loss for the quarter ended March 31, 2008 was $7 million, or (0.6) percent of sales, compared to operating income of $102 million, or 11.6 percent of sales, in the same period a year ago. The decrease in operating income was driven by restructuring charges, higher engineering costs, higher warranty costs in our Automotive Division, and lower margins in our Consumer Division.
The effective tax rate for the third quarter fiscal 2008 was 72.6 percent compared to 30.5 percent during the same period last year. The higher effective tax rate was a result of the quarter’s net loss, and the release of a $3 million reserve upon the expiration of a statute of limitation.
For the quarter, net loss was $3 million and earnings per diluted share were ($0.06). Excluding restructuring costs recorded in the current quarter, non-GAAP net income was $19 million and non-GAAP earnings per diluted share were $0.31 compared to last year’s all time record high $1.07.
Foreign currency translation positively impacted quarterly results as the Euro averaged $1.50 in the third quarter compared to $1.31 in the same period last year. As a result, foreign currency translation improved sales by approximately $75 million and increased selling, general and administrative expenses by $15 million. Accordingly, the positive impact on earnings per diluted share was $0.13 for the quarter.
Divisional Performance Q3 F2008
Automotive Division

	Three Months Ending March 31,
FY 2008 Third Quarter Key Figures			Increase (Decrease)
$ millions unless otherwise indicated			Including	Excluding
			Currency	Currency
	2008	2007	Changes	Changes[1]
Net sales	770	625	23.2%	11.9%
Gross profit	180	221	(18.7%)
Percent of net sales	23.4%	35.4%
Operating income	6	92	(93.4%)	(94.1%)
Percent of net sales	0.8%	14.7%

[1]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.
Automotive net sales for the third quarter grew 23.2 percent from the same period a year ago. Excluding currency effects, non-GAAP sales were 11.9 percent higher compared to the same period last year. Sales continued to be strong to key automotive customers including Chrysler, Hyundai, Audi, and BMW. Gross profit, as a percentage of sales, fell by 12.0 points to 23.4 percent. The gross margin decline was a result of higher warranty costs, as noted earlier, and product mix. Automotive Division operating income as a percentage of net sales was down 13.9 points primarily due to the gross margin decline and restructuring charges. In the third quarter, restructuring charges of $20 million were incurred at the Automotive Division as the Company moved to consolidate its manufacturing footprint.
The Automotive Division continues to incur higher-than-planned engineering costs as we implement 13 new infotainment platform launches, a record number for the division. Despite these challenges, successful model launches are continuing on schedule. At the recent New York Auto Show, Subaru announced its new relationship with Harman and premiered the first Harman Kardon audio systems in its 2009 Outback and Legacy models. The first Harman-equipped models are scheduled to be in dealer showrooms this coming summer.
During February, Korea’s Ssangyong launched its new Chairman model, equipped with an advanced Harman 17 speaker sound system. Harman also handled integration of the touch screen-activated head unit, microphone, rear seat entertainment, and sound system. Priced at more than $100,000, the Chairman is Korea’s most expensive domestic sedan.
Audi has reinforced its commitment to Harman by awarding an evolution of the soon to be launched next generation Audi MMI infotainment program. The new platform will extend the product life cycle of Harman’s infotainment applications on Audi vehicles.
Harman also reported it has been selected by Daimler AG to provide Harman Kardon branded audio systems for the next-generation Mercedes M-Class vehicle, expected to launch in 2011. The selection continues a close relationship as a supplier of branded systems to Mercedes since 2002.
Professional Division

	Three Months Ending March 31,
FY 2008 Third Quarter Key Figures			Increase (Decrease)
$ millions unless otherwise indicated			Including	Excluding
			Currency	Currency
	2008	2007	Changes	Changes[1]
Net sales	150	140	7.4%	4.8%
Gross profit	59	54	8.2%
Percent of net sales	39.1%	38.8%
Operating income	16	19	(15.5%)	(17.5%)
Percent of net sales	10.6%	13.5%

[1]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.
Professional net sales for the quarter ended March 31, 2008 were up 7.4 percent from the same period last year. Excluding currency effects, third quarter non-GAAP sales were 4.8 percent higher than the same period in fiscal 2008. The increase in net sales was a result of stronger sales of Soundcraft, Studer and AKG products. Gross profit, as a percentage of sales, increased 0.3 points due to more favorable sales mix of higher margin products from JBL and the Harman Music Group. Professional Division operating income as a percentage of sales was down 2.9 percentage points to 10.6 percent due to $6 million in restructuring charges incurred in connection with the migration of some of the production from the Northridge, California plant to our expanded plant in Tijuana, Mexico.
The Professional Division provided audio systems and support for several high-profile events during the quarter, including the 50th annual Grammy Awards, the Super Bowl XLII halftime show, the 2008 Academy Awards and the 57th Annual NBA All Star Game. The Division continues to launch innovative new products such as the Studer “On Air” Compact Console for radio broadcasting and the 2008 DigiTech RP500 Integrated Effect Switching System for guitar enthusiasts and artists.

Consumer Division

	Three Months Ending March 31,
FY 2008 Third Quarter Key Figures			Increase (Decrease)
$ millions unless otherwise indicated			Including	Excluding
			Currency	Currency
	2008	2007	Changes	Changes[1]
Net sales	113	118	(4.5%)	(11.5%)
Gross profit	24	31	(23.7%)
Percent of net sales	21.0%	26.3%
Operating income (loss)	(13)	2	(872.7%)	(592.6%)
Percent of net sales	(11.8%)	1.5%

[1]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.
Consumer net sales for the quarter ended March 31, 2008 decreased $5 million, or 4.5 percent, compared to the same period last year. Excluding currency effects, third quarter non-GAAP sales were 11.5 percent lower than the same period in fiscal 2007. The sales decline was primarily due to increased competition and general economic weakness in the US. Gross profit as a percentage of sales was 21.0 percent, 5.3 percentage points lower than the same period last year due to the effect of increased competition in the Multimedia and Mobile markets and delay in some of the new product launches. The quarter resulted in an operating loss of $13 million, a $15 million decrease from the prior year period, due mainly to gross margin decline, restructuring charges and higher promotional expenses. Restructuring charges of $6 million were included in Consumer Division SG&A during the quarter, primarily due to termination of an under performing distributor in Europe.
The Consumer Division continues to introduce innovative new technologies, including a new JBL “On Stage” docking station for Apple iPod and iPhone products. Infinity Systems introduced its new “Kappa” line of premium automotive speakers which are now available at a number of leading retailers including Best Buy. JBL introduced the new “GTO” series of high-performance subwoofers designed for car audio enthusiasts.
Strategic Initiatives
During the fiscal third quarter, the Company initiated a detailed five-year strategic planning process that addressed global footprint, cost structure, technology portfolio, human resources, and internal processes. Plan highlights include defined reductions in the number of manufacturing, engineering and operating locations, significant cost migration to emerging countries, and optimization of processes for forecasting, quality and risk management.
As previously announced, restructuring of the Company’s automotive footprint was accelerated during the third quarter with the notification of plant closings in Northridge, California and Martinsville, Indiana. The Company also announced it would consolidate two smaller facilities in Massachusetts serving the Consumer Division.
At the end of the fiscal third quarter, the Company announced it would transfer some production for its JBL Professional line from Northridge, California to Tijuana, Mexico over a period of 15 months. Consolidations of additional Harman manufacturing and engineering facilities in Europe and Africa are under evaluation. In preparation for these initiatives, the Company is significantly expanding its capacity at manufacturing facilities in Mexico, Szekesfehervar, Hungary and Suzhou, China. Outsourcing proposals for several non-core manufacturing activities are currently under review.
The Company has launched an intensive program for engineering footprint optimization, with several detailed proposals now under review. The Company’s compensation program will incorporate a global footprint component to support this strategic direction.

“We expect the remainder of 2008 and 2009 to be very challenging as we execute both on our record business opportunities and our initiatives for restructuring, global footprint optimization and operational excellence,” said Paliwal. “But I continue to believe our company has tremendous upside potential. We have the advanced technology and systems integration expertise required for long-term success; we continue to enjoy great relationships with our key customers; and we have agreed on both the responsibilities and the actions to decisively move our company forward.”
Investor Call on May 6, 2008
At 4:30 p.m. EST today, Harman management will host an analyst and investor conference call to discuss the third quarter results for the fiscal year 2008. To participate in the conference call, please dial (888) 276-0010 (US) or (612) 332-1210 (International), and reference Harman International.
A replay of the call will also be available beginning at approximately 6:30 p.m. EST. The replay will be available through May 20, 2008. To listen to the replay, dial (800) 475-6701 (US) or (320) 365-3844 (International), Conference Access Code No.: 920226.
AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID No. 920226 and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode. If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118 (US) or (678) 749-8002 (International).
General Information
Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs more than 11,000 people worldwide. The Harman International family of brands spans some 15 leading names including AKG®, Audioaccess®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson®, Revel®, QNX®, Soundcraft® and Studer®. The Company’s stock is traded on the New York Stock Exchange under the Symbol HAR.
A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release.

Forward-Looking Information
Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) changes in consumer confidence and general economic conditions in the U.S. and Europe; (2) the effect of changes in consumer confidence; (3) a change in interest rates affecting consumer spending; (4) automobile industry sales and production rates; (5) our ability to effectively implement our on-going restructuring program and to realize the intended benefits of this program; (6) fluctuations in currency exchange rates; (7) the loss of one or more significant customers, including our automotive customers; (8) model-year changeovers and customer acceptance in the automotive industry; (9) our ability to satisfy contract performance criteria at expected profit margins; (10) availability of key components for the products we manufacture; (11) customer acceptance of our consumer and professional products; (12) competition in the automotive, consumer or professional markets in which the Company operates, including pricing pressure in the market for PNDs and other products; (13) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits or any claims or litigation arising out of our business, labor disputes at our facilities and those of our customers or common carriers; and (14) other risks detailed in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, the form 10-Q for the three months ended December 31, 2007 and other filings made by Harman with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales	$1,032,668	882,771	3,045,240	2,640,031
Cost of sales	771,535	577,396	2,218,408	1,727,729

Gross profit	261,133	305,375	826,832	912,302

Selling, general and administrative expenses	267,734	203,052	731,153	607,341

Operating income (loss)	(6,601)	102,323	95,679	304,961

Other expenses:
Interest expense, net	1,631	340	5,948	977
Miscellaneous, net	1,792	543	3,445	1,888

Income (loss) before income taxes	(10,024)	101,440	86,286	302,096

Income tax expense (benefit), net	(7,273)	30,895	10,980	94,369
Minority interest	598	(498)	(754)	(1,313)

Net income (loss)	$(3,349)	71,043	76,060	209,040

Basic earnings (loss) per share	$(0.06)	1.09	1.22	3.20
Diluted earnings (loss) per share	$(0.06)	1.07	1.20	3.14

Shares outstanding — Basic	60,086	65,239	62,474	65,348
Shares outstanding — Diluted	60,086	66,327	63,315	66,501

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)
(unaudited)

	March 31,	March 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$131,261	$96,961
Accounts receivable	586,715	529,719
Inventories	425,914	480,179
Other current assets	243,286	192,111

Total current assets	1,387,176	1,298,970

Property, plant and equipment, net	633,646	529,456
Goodwill	441,487	400,123
Other assets	290,481	194,066

Total assets	$2,752,790	$2,422,615

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$3,084
Current portion of long-term debt	633	17,020
Accounts payable	291,633	270,421
Accrued liabilities	539,397	543,804

Total current liabilities	831,663	834,329

Borrowings under revolving credit facility	60,000	136,702
Convertible senior notes	400,000	—
Other long-term debt	2,457	2,751
Other non-current liabilities	159,875	84,948
Total shareholders’ equity	1,298,795	1,363,885

Total liabilities and shareholders’ equity	$2,752,790	$2,422,615

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

					Three
	Three Months Ended				Months Ended
	March 31, 2008				March 31, 2007
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$1,032,668	—		1,032,668	882,771
Cost of sales	771,535	—		771,535	577,396

Gross profit	261,133	—		261,133	305,375

Selling, general and administrative expenses	267,734	(33,426	)(a)	234,308	203,052

Operating income (loss)	(6,601)	33,426		26,825	102,323

Other expenses:
Interest expense, net	1,631	—		1,631	340
Miscellaneous, net	1,792	—		1,792	543

Income (loss) before income taxes	(10,024)	33,426		23,402	101,440

Income tax expense (benefit), net	(7,273)	11,365		4,092	30,895
Minority interest	598	—		598	(498)

Net income (loss)	$(3,349)	22,061		18,712	71,043

Basic earnings (loss) per share	$(0.06)	0.37		0.31	1.09
Diluted earnings (loss) per share	$(0.06)	0.36		0.31	1.07

Shares outstanding — Basic	60,086	60,086		60,086	65,239
Shares outstanding — Diluted	60,086	60,687		60,687	66,327

(a)	Restructuring charges in the amount of $33.4 million were recorded during the third quarter to increase efficiency in manufacturing, engineering and administrative operations.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our restructuring charges incurred during the third quarter of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

	Nine Months Ended				Nine Months Ended
	March 31, 2008				March 31, 2007
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$3,045,240	—		3,045,240	2,640,031
Cost of sales	2,218,408	—		2,218,408	1,727,729

Gross profit	826,832	—		826,832	912,302

Selling, general and administrative expenses	731,153	(47,976	)(a)	683,177	607,341

Operating income	95,679	47,976		143,655	304,961

Other expenses:
Interest expense, net	5,948	—		5,948	977
Miscellaneous, net	3,445	—		3,445	1,888

Income before income taxes	86,286	47,976		134,262	302,096

Income tax expense, net	10,980	17,452		28,432	94,369
Minority interest	(754)	—		(754)	(1,313)

Net income	$76,060	30,524		106,584	209,040

Basic earnings per share	$1.22	0.49		1.71	3.20
Diluted earnings per share	$1.20	0.48		1.68	3.14
Shares outstanding — Basic	62,474	62,474		62,474	65,348
Shares outstanding — Diluted	63,315	63,315		63,315	66,501

(a)	During the nine months ended March 31, 2008, restructuring charges in the amount of $34.1 million were recorded to increase efficiency in manufacturing, engineering and administrative operations. Additionally, $13.8 million in merger costs, principally investment banking and professional fees, related to our terminated merger agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners were recorded in the nine months ended March 31, 2008.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our restructuring and merger related costs incurred during the first nine months of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
RECONCILIATION OF NON-GAAP MEASURES EXCLUDING EFFECT OF FOREIGN
CURRENCY TRANSLATION
($000s Omitted)

	Three Months Ended
	March 31,		Increase
	2008	2007	(Decrease)
GAAP Net sales	$1,032,668	882,771	17.0%
Effect of foreign currency translation[1]	—	75,899	9.3%

Non-GAAP Net sales, excluding effect of foreign currency translation	1,032,668	958,670	7.7%

GAAP Operating income (loss)	(6,601)	102,323	(106.5%)
Effect of foreign currency translation[1]	—	11,550	0.7%

Non-GAAP Operating income (loss), excluding effect of foreign currency translation	(6,601)	113,873	(105.8%)

GAAP Net income (loss)	(3,349)	71,043	(104.7%)
Effect of foreign currency translation[1]	—	8,276	0.5%

Non-GAAP Net income (loss), excluding effect of foreign currency translation	$(3,349)	79,319	(104.2%)

[1]	2007 actual results translated at 2008 foreign exchange rates.
Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements accompanying this press release with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.